UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 15, 2006

RENAISSANCE CAPITAL GROWTH & INCOME FUND III, INC.

(Exact name of registrant as specified in its charter)

TX	33-75758	75-2533518
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8080 North Central Expressway, Suite 210, LB-59, Dallas, TX	75206
(Address of principal executive offices)	(Zip Code)

              Registrant’s telephone number, including area code:     (214) 891-8294

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     |_|     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_|     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_|     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_|     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 19, 2006, Renaissance Capital Growth & Income Fund III, Inc. (the “Fund”) filed a Form 8-K disclosing that on December 15, 2006 Mr. Edward O. Boshell, Jr. resigned his position as a member of the Board of Directors of the Fund. The following is a summary of the events leading to Mr. Boshell’s resignation.

On May 4, 2006, the affairs and status of all of the Fund’s portfolio companies were discussed at a regularly scheduled meeting of the Fund’s Board of Directors. Confidential, non-public information regarding one of the Fund’s portfolio companies, Laserscope, Inc., was discussed at that meeting.

On May 11, 2006, Mr. Boshell purchased 5,000 shares of Laserscope stock for his own account. On June 5, 2006, American Medical Systems Holdings, Inc. announced its agreement to acquire Laserscope at a price of $31 per share. That price was in excess of the price of Laserscope stock prior to the public announcement. Mr. Boshell sold 5,000 shares of Laserscope stock on June 9, 2006, resulting in a profit of approximately $43,000.

On approximately October 10, 2006, the NASD sent an inquiry to the attorneys for Laserscope concerning trading activity in Laserscope stock in connection with the June 5, 2006 announcement. The NASD reviewed trading activity in Laserscope stock in the period preceding that announcement, and identified certain individuals and entities who had traded in Laserscope stock during the period from March 1, 2006 through June 2, 2006, including Mr. Boshell. Laserscope then contacted the Fund, seeking information with respect to the parties identified on the NASD list, including Mr. Boshell.

After the Fund became aware of possible trading in Laserscope stock by Mr. Boshell, certain members of the Board of Directors of the Fund, in conjunction with outside legal counsel, conducted an internal investigation into the matter. As a result of the investigation, legal counsel and those Board members involved in the investigation determined that Mr. Boshell’s trading in Laserscope stock violated the Fund’s Code of Ethics. The Code of Ethics required that a designated officer of the Fund must be informed of trading in the stock of any of the Fund’s portfolio companies prior to such trading.

As a result of Mr. Boshell’s violation of the Code of Ethics, on December 1, 2006, Mr. Ernest C. Hill (a member of the Board) met with Mr. Boshell, and informed Mr. Boshell of the results of the Board’s investigation. At that meeting, Mr. Boshell volunteered not to stand for reelection to the Board at the next meeting of stockholders of the Fund to be held in the first quarter of 2007.

The Board of Directors held a special meeting on December 13, 2006 to review this matter. At the conclusion of the meeting, the Board resolved to seek the resignation of Mr. Boshell from the Board. Mr. Hill met again with Mr. Boshell on December 15, 2006, and informed Mr. Boshell that the Board desired his immediate resignation. Mr. Boshell resigned from the Board on December 15, 2006.

The Fund did not take any further action against Mr. Boshell. However, as a result of this matter, on June 30, 2007, the Board of Directors changed the Fund’s Code of Ethics to significantly restrict trading by Fund insiders of the securities of the Fund’s portfolio companies.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAISSANCE CAPITAL GROWTH &
INCOME FUND III, INC.

August 29, 2008	/s/ Barbe Butschek
(Date)	Barbe Butschek, Secretary